Exhibit 99

PepsiAmericas Declares Dividend and

Announces Share Repurchase Authorization

Minneapolis, MN, July 21, 2005 - PepsiAmericas, Inc. (NYSE: PAS) today announced that its Board of Directors declared a dividend of $0.085 per share on PepsiAmericas common stock.  The dividend is payable October 3, 2005 to shareholders of record on September 15, 2005.  As previously disclosed, the board reviews dividend policy on a quarterly basis.

The Board also approved an increase in the Company’s existing share repurchase program.  The Board authorized the repurchase of an additional 20 million shares of the Company’s common stock.  The authorization is effective immediately and does not have a deadline for execution of repurchases. Since May 1999, the Company has repurchased 35 million shares under its repurchase program.  The Company has approximately 138 million shares of common stock outstanding.

“We believe that our share repurchase program confirms our commitment to return value to shareholders,” stated Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas.  “The Board believes that the share repurchase is a good investment alternative for our cash flow from operations and an indicator of confidence in our business.”

PepsiAmericas is the second largest anchor bottler in the Pepsi system with operations in 19 states as well as Puerto Rico, Jamaica, the Bahamas, Barbados, Trinidad and Tobago, Poland, Hungary, the Czech Republic, Republic of Slovakia and Romania.

This release contains forward-looking statements of expected future developments.  We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to the safe harbor established by the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this release refer to the merits of our share repurchase program.  These forward-looking statements reflect our expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance, including but not limited to, the following:  competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with the additional information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 1, 2005.

CONTACT: PepsiAmericas, Inc., Minneapolis

Sara Zawoyski, 612-661-3830